Exhibit 10.59

RECOVERY ENERGY, INC.

2012 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

This Stock Option Award Agreement (the “Agreement”), is made as of the 25th day of June 2013, by and between Recovery Energy, Inc., a Nevada corporation (the “Company”), and W. Phillip Marcum  (the “Participant”).

WHEREAS, the Company desires to encourage and enable the Participant to acquire a proprietary interest in the Company through ownership of shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), pursuant to the terms and conditions of the Company’s 2012 Equity Incentive Plan (the “Plan”) and this Agreement.  Such ownership will provide the Participant with additional incentive to promote the success of the Company; and

WHEREAS, the Company and the Participant are parties to that certain Employment Agreement dated June 25, 2013 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.           Definitions.  For purposes of this Agreement, all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.           Grant of Option.  The Company hereby grants to the Participant options (the “Options”) to purchase 300,000 Shares at the exercise price (the “Exercise Price”) of $1.56 per Share, subject to the terms and conditions of this Agreement and the Plan.

3.           Expiration Date.  The Options granted hereby shall expire upon the earlier of (a) five (5) years from the date the Options vest and become exercisable pursuant to Section 4 or (b) June 25, 2023 (such date being the “Expiration Date”).  Except as may be otherwise set forth herein, the Options may not be exercised after the Expiration Date.

4.           Vesting.  The Options shall vest and be exercisable by the Participant in accordance with the following schedule:

Date	Number of Options Vested

June 25, 2013	100,000 Options

June 25, 2014	100,000 Options

June 25, 2015	100,000 Options

5.           Separation from Service.

(a)           If the Participant’s employment is terminated by the Company for Cause (as defined in the Employment Agreement), then all Options shall immediately terminate and no longer be exercisable.

(b)           If the Participant terminates his employment without Good Reason (as defined in the Employment Agreement), then all Options shall terminate and no longer be exercisable on the date that is 90 days after the date of termination of the Participant’s Continuous Service (as defined in the Plan), but not later than the Expiration Date.  No Options shall vest following the date of termination of the Participant’s Continuous Service (as defined in the Plan).

(c)           If, before the Expiration Date, the Participant’s employment is terminated by the Company other than for Cause (as defined in the Employment Agreement), by the Participant for Good Reason (as defined in the Employment Agreement), upon a Change of Control (as defined in the Employment Agreement) of the Company or upon the death or Disability (as defined in the Employment Agreement) of the Participant, then, all unexercisable Options shall become exercisable and remain exercisable until the Expiration Date.  All vested Options not exercised within the period described in the preceding sentence shall terminate.

(d)           Notwithstanding anything herein to the contrary, in the event of Participant’s Disability (as defined in the Employment Agreement), the Participant may exercise the Options at any time within one (1) year after the Termination Date (as defined in the Employment Agreement) but not later than the Expiration Date.

(e)           Notwithstanding anything herein to the contrary, in the event of Participant’s death or if a Participant should die within a period of 90 days after termination of the Participant’s Continuous Service for reason other than Cause (as defined in the Employment Agreement), the personal representatives of the Participant’s estate or the person or persons who shall have acquired the Options from the Participant by bequest or inheritance may exercise the Options at any time within one (1) year after the date of death, but not later than the Expiration Date.

6.           Sale, Merger or Dissolution. In the event of a Change in Control, the Company shall give the Participant notice thereof and the Options, whether or not currently vested and exercisable, shall become immediately vested and exercisable immediately prior to the effective date of such event, and the Board shall have the power and discretion to provide alternatives regarding the terms and conditions for the exercise of, or modification of, the Options in accordance with the Plan.

7.           Non-Assignability.  The Option granted hereby and any right arising thereunder may not be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except by will or the applicable laws of descent and distribution, and the Options and any rights arising thereunder shall not be subject to execution, attachment or similar process.  The Options shall be exercisable during the lifetime of the Participant only by the Participant.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option not specifically permitted herein or in the Plan shall be null and void and without effect.

8.           Mode of Exercise.

(a)           The Options may be exercised by delivery of an irrevocable notice of exercise in by the Participant to the Company, stating the number of shares being purchased.

(b)           The right to receive the Shares of the Company’s Common Stock upon exercise of the Options shall be conditioned upon the delivery by the Participant of payment for shares and withholding taxes incurred by reason of the exercise and certain representations, if requested by the Administrator.  Acceptable forms of consideration for exercising the Options may include:

(1)           cash, check or wire transfer (denominated in U.S. Dollars);

(2)           subject to the Company’s discretion to refuse for any reason and at any time to accept such consideration and subject to any conditions or limitations established by the Administrator, other shares of the Company’s Common Stock held by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Options to be exercised;

(3)           delivery of a notice that the Participant has placed a market sell order with a broker with respect to the Shares then issuable upon exercise of the Options, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, that payment of such proceeds is then made to the Company upon settlement of such sale;

(4)           subject to the Company’s discretion to refuse for any reason and at any time to accept such consideration and subject to any conditions or limitations established by the Administrator, cashless “net exercise” arrangement pursuant to which the Company will reduce the number of shares issued upon exercise by the largest whole number of shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price, together with required withholding amounts (if any), provided that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance not satisfied by such reduction in the number of whole shares to be issued;

(5)           such other consideration and method of payment for the issuance of Shares of Common Stock to the extent permitted by Applicable Laws and acceptable to the Administrator; and

(6)           any combination of the foregoing methods of payment.

9.           Recapitalization.  The number of Shares covered by the Options and the Exercise Price shall be proportionately adjusted for any increase or decrease in the number or type of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company.  The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

10.         Plan Controlling.  This Agreement is intended to conform in all respects with the requirements of the Plan.  Inconsistencies between the requirements of this Agreement and the Plan shall be resolved according to the terms of the Plan.  The Participant acknowledges receipt of a copy of the Plan.

11.         Rights Prior to Exercise of Option.  The Participant shall not have any rights as a shareholder with respect to any Shares subject to the Option prior to the date on which he is recorded as the holder of such Shares on the records of the Company.

12.         Withholding Taxes.  The Company shall have the right to require the Participant or his beneficiaries or legal representatives to remit to the Company, in cash, an amount sufficient to satisfy any federal, state and local withholding tax requirements, including upon the grant, vesting or exercise of this Option.  Whenever payments under the Plan or this Agreement are to be made to any Participant in cash, such payments shall be net of any amounts sufficient to satisfy all applicable taxes, including without limitation, all applicable federal, state and local withholding tax requirements to be withheld or submitted by the Company concerning such payments.  The Board may, in its sole discretion, allow the Participant to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld.  The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.

13.         Section 409A. The Options granted hereunder are intended to comply with or be exempt from the requirements of Code Section 409A, and the Agreement shall be interpreted accordingly.  In no event, however, shall the Company be liable to the Participant for any tax, penalties or interest that may be due in respect of any the Options as a result of the application of Code Section 409A.

14.         Governing Law.  This Agreement and all rights arising hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado.

NEITHER THE PLAN NOR THIS AGREEMENT SHALL BE CONSTRUED AS GIVING THE PARTICIPANT THE RIGHT TO BE RETAINED IN THE EMPLOY OR SERVICE OF THE COMPANY OR ANY AFFILIATE THEREOF, NOR SHALL THEY INTERFERE IN ANY WAY WITH THE RIGHT OF THE COMPANY OR ANY AFFILIATE THEREOF, AS APPLICABLE, TO TERMINATE THE PARTICIPANT’S EMPLOYMENT OR SERVICE AT ANY TIME WITH OR WITHOUT CAUSE.

* * * * *

Executed as of the day and year first above written.

RECOVERY ENERGY, INC.

By:
Name: A. Bradley Gabbard Title: Chief Financial Officer

PARTICIPANT

By:
W. Phillip Marcum